Exhibit 99(a)
FOR IMMEDIATE RELEASE
NIH SELECTS REGENERON FOR KNOCKOUT MOUSE PROJECT
Regeneron Will Use its VelociGene® Technology to Target 3,500 Genes
Over Five Years, Providing New Models of Human Diseases
Tarrytown, NY (September 7, 2006) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that it has been awarded a five-year grant from the National Institutes of Health (NIH) as part of the NIH’s Knockout Mouse Project. The goal of the Knockout Mouse Project is to build a comprehensive and broadly available resource of knockout mice to accelerate the understanding of gene function and human diseases. Regeneron will use its VelociGene® technology to take aim at 3,500 of the most difficult genes to target and which are not currently the focus of other large-scale knockout mouse programs.
Regeneron has also agreed to grant a limited license to a consortium of research institutions, the other major participants in the Knockout Mouse Project, to use components of Regeneron’s VelociGene technology in the Knockout Mouse Project.
Regeneron will generate a collection of targeting vectors and targeted mouse embryonic stem cells (ES cells) which can be used to produce knockout mice. These materials will be made widely available to academic researchers without charge. Regeneron will receive a fee for each targeted ES cell line or targeting construct made by Regeneron or the research consortium and transferred to commercial entities.
VelociGene is Regeneron’s proprietary technology for creating any genetic modification in a mouse in a precise and high-throughput manner. VelociGene is one of a suite of inter-related and validated technology platforms that Regeneron has created to build and accelerate its therapeutic drug discovery and development programs. The platforms also include VelocImmune®, Regeneron’s proprietary technology for creating fully human, therapeutic, monoclonal antibodies.
“This NIH grant is great news for Regeneron and the Lower Hudson Valley,” said U.S. Senator Charles E. Schumer. “The new federal funding will help propel Westchester to the forefront of breakthroughs in medical research, answering important questions about the function of the genes that make up our bodies. Regeneron’s work will have the potential to further new medical treatments that will benefit New York and the entire country.”

Knockout mice are laboratory mice in which researchers have deactivated, or “knocked out,” a specific gene of interest by disrupting or replacing it with an artificial piece of DNA. The loss of the gene leads to changes in the physical and/or biochemical characteristics of the mouse, such as appearance or behavior. By identifying and studying these changes, researchers can determine the role of each gene in the mouse’s physiology and development. These mice can then be used to develop better models of human diseases, such as cancer, heart disease, neurological disorders, and diabetes.
Under the NIH grant, Regeneron will be entitled to receive a minimum of $17.4 million over a five-year period. The Company will receive another $1 million to optimize its existing C57BL/6 ES cell line and its proprietary growth medium, both of which will be supplied to the research consortium for its use in the Knockout Mouse Project. Regeneron will have the right to use, for any purpose, all materials generated by Regeneron and the research consortium.
“I am delighted NIH has decided to award this grant to Regeneron Pharmaceuticals as part of their Knockout Mouse Project,” said Congresswoman Nita M. Lowey. “These federal funds will allow researchers in the Lower Hudson Valley to explore medical advances never before imagined and answer some of the most important questions about the function of the human body. Regeneron’s work will have the potential to dramatically advance medical treatments and help eradicate some of the world’s most devastating diseases and conditions.”
“We are pleased that the NIH has selected VelociGene, one of Regeneron’s key technology platforms, for the advancement of the Knockout Mouse Project,” said George D. Yancopoulos M.D., Ph.D., President of Regeneron Research Laboratories. “VelociGene, when combined with our suite of inter-related technology platforms, particularly VelocImmune, is helping provide Regeneron with our next generation of therapeutic drug candidates. My congratulations to the Head of our VelociGene Division, David M.Valenzuela, Ph.D., and the rest of our team for developing these breakthrough technologies and leading our efforts to work with the NIH on this very important project. We believe this NIH initiative has the potential to build on the information generated by the genomic sequencing efforts led by the Human Genome Project, allowing it to be used to understand the function of individual genes and to develop new treatments for human diseases.”
VelociGene®, VelociMouse™ and VelocImmune®
Regeneron has developed and validated a group of technology platforms that the Company believes can improve its ability to develop new product candidates. These discovery platforms are designed to identify specific genes of therapeutic interest for a particular disease or cell type and validate targets through high-

throughput production of mammalian models. VelociGene uses a proprietary and high-throughput process to remove genes (creating gene “knockouts”) or introduce extra gene copies (creating “transgenics”), rapidly producing mouse embryonic stem cells for elucidating the function of the altered genes. Utilizing the VelociMouse technology, Regeneron scientists can generate mammalian models directly from ES cells without the need for chimeras or breeding.
Regeneron’s VelocImmune platform generates fully human monoclonal antibodies (HuMAb) to address clinically relevant targets of therapeutic interest identified in the mammalian models. The VelocImmune mouse, unlike other HuMAb mice, mounts a robust immune response that is indistinguishable from that of a wild type mouse, resulting in a more reliable and efficient platform for creating fully human monoclonal antibodies for the treatment of human diseases.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreement with the sanofi-aventis Group, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.
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Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
charles.poole@regeneron.com	ltortorete@biosector2.com

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